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                                                                      Exhibit 15

                          ACCOUNTANTS' ACKNOWLEDGEMENT



November 30, 2004

Crompton Corporation
Middlebury, Connecticut


Re: Amendment No. 1 to Registration Statement on Form S-4


With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated April 26, 2004, July 22, 2004 and November 4, 2004, related to our reviews of interim financial information for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004, respectively.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.




/s/ KPMG LLP



Stamford, Connecticut